Registration No. 333-12017-99	Registration No. 333-28079-99
Registration No. 333-74956-99	Registration No. 333-42806-99
Registration No. 333-42808-99	Registration No. 333-17145-99
Registration No. 333-54515-99	Registration No. 333-30836-99
As filed with the Securities and Exchange Commission on February 5, 2016

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-12017-99
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-74956-99
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-42808-99
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-54515-99
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-28079-99
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-42806-99
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-17145-99
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-30836-99

UNDER THE SECURITIES ACT OF 1933

POTLATCH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware		82-0156045
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
601 W. First Ave., Ste. 1600 Spokane, WA 99201 509-835-1500
(Address, including zip code and telephone number, of principal executive offices)

Potlatch Corporation 1995 Stock Incentive Plan
Potlatch Forest Products Corporation Salaried Employees’ Savings Plan
Potlatch Forest Products Corporation Savings Plan for Hourly Employees
Potlatch Forest Products Corporation Salaried Employees’ Savings Plan
Potlatch Forest Products Corporation Salaried Employees’ Savings Plan
Potlatch Corporation 2000 Stock Incentive Plan
Potlatch Forest Products Corporation Savings Plan for Hourly Employees
Potlatch Corporation 1989 Stock Incentive Plan

(Full title of the plans)

Lorrie D. Scott Vice President, General Counsel and Corporate Secretary Potlatch Corporation 601 W. First Avenue Suite 1600 Spokane, WA 99201 509-835-1500
(Name, address and telephone number, including area code, of agent for service)
Copy to: Sue Morgan Perkins Coie LLP 1201 Third Avenue Suite 4900 Seattle, WA 98101

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
☒ Large Accelerated filer     ☐  Accelerated filer  ¨   ☐ Non-Accelerated filer  ¨    ☐ Smaller reporting company  ¨

EXPLANATORY NOTE

DEREGISTRATION
These post-effective amendments relate to the following registration statements on Form S-8 (collectively, the "Registration Statements") filed by Potlatch Corporation, a Delaware corporation (the "Registrant"), with the Securities and Exchange Commission (the "SEC"):

•
Form S-8 Registration No. 333-12017-99, filed with the SEC on 09-13-1996, registering 1,700,000 shares of common stock of the Company, par value $1 per share (the "Common Stock"), issuable under the Potlatch Corporation 1995 Stock Incentive Plan (the “Potlatch 1995 Plan”);

•
Form S-8 Registration No. 333-74956-99, filed with the SEC on 12-12-2001, registering 1,000,000 shares of common stock of the Company, par value $1 per share (the "Common Stock"), issuable under the Potlatch Forest Products Corporation Salaried Employees’ Savings Plan (the “PFPC Salaried Plan”);

•
Form S-8 Registration No. 333-42808-99, filed with the SEC on 08-02-2000, registering 1,500,000 shares of common stock of the Company, par value $1 per share (the "Common Stock"), issuable under the Potlatch Forest Products Corporation Savings Plan for Hourly Employees (the “PFPC Hourly Plan”);

•
Form S-8 Registration No. 333-54515-99, filed with the SEC on 07-11-1994, registering 600,000 shares of common stock of the Company, par value $1 per share (the "Common Stock"), issuable under the Potlatch Forest Products Corporation Salaried Employees’ Savings Plan (the “PFPC Salaried Plan”);

•
Form S-8 Registration No. 333-28079-99, filed with the SEC on 05-30-1997, registering 1,300,000 shares of common stock of the Company, par value $1 per share (the "Common Stock"), issuable under the Potlatch Forest Products Corporation Salaried Employees’ Savings Plan (the “PFPC Salaried Plan”);

•
Form S-8 Registration No. 333-42806-99, filed with the SEC on 08-02-2000, registering 1,400,000 shares of common stock of the Company, par value $1 per share (the "Common Stock"), issuable under the Potlatch Corporation 2000 Stock Incentive Plan “(Potlatch 2000 Plan”);

•
Form S-8 Registration No. 333-17145-99, filed with the SEC on 12-02-1996, registering 1,000,000 shares of common stock of the Company, par value $1 per share (the "Common Stock"), issuable under the Potlatch Forest Products Corporation Savings Plan for Hourly Employees (the “PFPC Hourly Plan”);

•
Form S-8 Registration No. 333-30836-99, filed with the SEC on 02-10-2006, registering 1,500,000 shares of common stock of the Company, par value $1 per share (the "Common Stock"), issuable under the Potlatch Corporation 1989 Stock Incentive Plan (the “ Potlatch 1989 Plan”);

The Registrant hereby files these post-effective amendments to the Registration Statements to reflect that no shares of the Common Stock registered under the Registration Statements remain available for issuance under the Registration Statements on the date hereof. Share numbers above are not adjusted to reflect any stock splits that occurred after filing of the Registration Statements referenced above.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused these post-effective amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington on February 5, 2016.
POTLATCH COPORATION
By:    /s/Lorrie D. Scott
Vice President, General Counsel and
Corporate Secretary

Note: No other person is required to sign these post-effective amendments to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.